UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 12, 2007

  CUMMINS INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
P. O. Box 3005
Columbus, IN  47202-3005
(Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.  Material Modifications to Rights of Security Holders.

             On March 8, 2007, the Board of Directors of Cummins Inc. declared a two-for-one split of its Common Stock, par value $2.50 per share, payable on April 9, 2007 in the form of a stock dividend to shareholders of record as of March 26, 2007.  A press release in connection therewith is attached hereto as an exhibit.

Item 9.01.  Financial Statements and Exhibits.

(d)	The following exhibit is furnished herewith:

99 - Press Release dated March 8, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2007

Cummins Inc.
/s/ Marsha L. Hunt ______________________________ Marsha L. Hunt Vice President - Corporate Controller Principal Accounting Officer

Contact:

Mark Land - Director of Public Relations
(317) 610-2456
mark.d.land@cummins.com

For Immediate Release

March 8, 2007

Cummins Announces Two-for-One Stock Split

--Action Reflects Confidence in Future Operating Results -

Columbus, IN. -- The Cummins Board of Directors today declared a two-for-one split of Cummins Inc. (NYSE: CMI) stock, payable April 9 to shareholders of record as of March 26, 2007.

As a result of the stock split, each Cummins' shareholder will receive one additional share of stock for each share owned on the record date.  Since there will be twice as many shares after the split, each share will be worth half of what it was worth immediately prior to the split, while the overall value of a stockholder's investment remains the same.

The total amount of cash dividend payments with respect to the shares will remain unchanged as a result of the split, but the dividend will be proportionately adjusted to half the pre-split amount on a per-share basis.

"Cummins is a stronger, more diversified and more global company than at any time in our history, and we have set the stage for a period of sustained growth," said Tim Solso, Cummins Chairman and CEO. "This action today reflects our confidence in the future operating results of the company, as well as our continued commitment to creating value for our shareholders.  We are also reaffirming our annual EPS guidance of $11 - $11.50 a share announced on January 29.

"The Board of Directors also decided to split the common stock to bring the Company's share price back into a trading range comparable with its peers and to make Cummins stock more accessible to a broader range of investors," Solso added.

Cummins' average total return to shareholders for the last four years was approximately 46 percent a year - well above the performance of the S&P 500 and the Company's peer group average.

In 2006, the Company increased its quarterly dividend by 20 percent, and continued to repurchase its stock, with more than one million shares being repurchased.

Cummins had approximately 52 million shares of common stock outstanding as of Feb. 4, 2007. Upon completion of the split, the Company will have approximately 104 million shares of common stock outstanding.

The Company also reiterated its positive outlook for 2007 - despite an expected drop in the North American Heavy-duty truck engine market of nearly 50 percent related to the 2007 EPA emissions changes.

"Cummins is well-positioned to grow profitably in other parts of the business, such as medium-duty truck and bus; high horsepower engine markets; its Distribution and Power Generation segments and emission critical subsystems in the Components segment. As a result, 2007 still should be among the strongest years in our history," Solso said.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in more than 160 countries through its network of 550 Company-owned and independent distributor facilities and more than 5,000 dealer locations. Cummins reported net income of $715 million on sales of $11.4 billion in 2006. Press releases can be found on the Web at www.cummins.com.

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.